CONSENT OF PETROLEUM ENGINEERING CONSULTANT



      I hereby consent to the incorporation by reference in the prospectus constituting part of the registration statement on Form S-3 of FX Energy, Inc. (the "Company") of my report as of December 31, 2002, respecting the estimated oil reserve information for the Montana and Nevada producing properties of the Company. I also consent to the reference to me under the headings "Experts" respecting such reports in such prospectus.

LARRY D. KRAUSE

/s/ Larry D. Krause
Larry D. Krause
Billings, Montana
December 29, 2003